EXHIBIT 99.2
ITEM 7 INFORMATION
     The securities being reported on by the The Goldman Sachs Group, Inc. (“GS Group”), as a parent holding company, are owned by Archon Group, L.P., a Delaware limited partnership, or are owned, or may be deemed to be beneficially owned, by Archon Gen-Par, Inc., as the general partner of Archon Group, L.P., or Goldman, Sachs & Co. (“Goldman Sachs”), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group.